UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 14, 2016

WP GLIMCHER INC.

(Exact name of registrant as specified in its charter)

Indiana	001-36252	046-4323686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 East Broad Street Columbus, Ohio	43215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 621-9000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 14, 2016, Mr. Thomas J. Drought, Jr., one the “named executive officers” (as defined by Item 402(a)(3) of Regulation S-K) of WP Glimcher Inc. (the “Company”), was terminated without cause from his position as the Company’s Executive Vice President, Director of Leasing. Mr. Drought will receive a severance payment and other benefits pursuant to the terms and conditions of the Severance Benefits Agreement, dated June 26, 2002, as amended, between Mr. Drought and the Company.

In addition to the termination of Mr. Drought, the Company also terminated additional associates in conjunction with the goal of streamlining the organization to save overhead costs. These actions, as well as the charges associated with the severance and related costs to the management changes and fees incurred in connection with the Company’s investigation of strategic alternatives as disclosed in the Form 8-K filed on June 20, 2016, will result in a total charge to the Company’s 2016 second quarter financial results in a range of $21.5 to $22.5 million, of which approximately $9.5 million relates to non-cash charges. Certain severance agreements provide for the Company to pay an additional amount to cover income taxes due in instances where the severance payments constitute an “excess parachute payment” within Section 280G of the Internal Revenue Code of 1986, as amended. These amounts are excluded from the charges discussed above.

On an ongoing basis, the Company has implemented actions that will result in annualized savings of approximately $5 million per year to planned overhead expenditures. These overhead savings will be in general and administrative costs and corporate overhead allocated to property operations.

Forward Looking Statements

This Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, which represent the current expectations and beliefs of management of the Company concerning the matters described herein and other future events and their potential effects on the Company and its affiliates, including, but not limited to, statements relating to anticipated financial and operating results, the Company’s plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions.  Such statements are based upon the current beliefs and expectations of the Company and its management, and involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, without limitation:  the ability to satisfy the conditions to the transactions on the proposed terms and timeframe; the possibility that the transactions do not close when expected or at all; the ability to finance the transactions; the effect of the announcement of the transactions on the Company’s relationships with certain of its tenants, lenders or other business parties or on their operating results and businesses generally; changes in asset quality and credit risk; ability to sustain revenue and earnings growth; changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; tenant or other joint venture partner(s) bankruptcies; the failure to increase mall store occupancy and same-mall operating income; risks associated with the acquisition, development, expansion, leasing and management of properties; changes in market rental rates; trends in the retail industry; relationships with anchor tenants; risks relating to joint venture properties; costs of common area maintenance; competitive market forces; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; the restrictions in current financing arrangements or the failure to comply with such arrangements; the liquidity of real estate investments; the impact of changes to tax legislation and the Company’s tax positions; failure to qualify as a real estate investment trust; the failure to refinance debt at favorable terms and conditions; loss of other key personnel; material changes in the dividend rates on securities or the ability to pay dividends on common shares or other securities; possible restrictions on the ability to operate or dispose of any partially-owned properties; the failure to achieve earnings/funds from operations targets or estimates; the failure to achieve projected returns or yields on development and investment properties; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities; the unfavorable resolution of legal proceedings; the impact of future transactions, including any future acquisitions or divestitures; significant costs related to environmental issues; and other risks and uncertainties, including those detailed from time to time in the Company’s statements and periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this communication are qualified by the risk factors provided in the aforementioned reports and statements.  Each statement speaks only as of the date of this communication (or any earlier date indicated in this communication) and the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.  Actual results may differ materially from current projections, expectations and plans, if any. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WP GLIMCHER INC.

By:	/s/ Robert P. Demchak
Name:	Robert P. Demchak
Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: July 15, 2016